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EXHIBIT 15(a)

         SERVICE PLAN DATED NOVEMBER 18, 1997 RELATING TO CLASS A SHARES

                             HT INSIGHT FUNDS, INC.
                           HARRIS INSIGHT FUNDS TRUST

                                  SERVICE PLAN

         This Service Plan (the "Service Plan") is adopted by HT Insight Funds, Inc. d/b/a/ Harris Insight Funds, a Maryland corporation, and Harris Insight Funds Trust, a Massachusetts business trust (collectively referred to as the "Company"), on behalf of the Harris Insight Money Market Fund, Harris Insight Government Money Market Fund, Harris Insight Tax-Exempt Money Market Fund, Harris Insight Equity Fund, Harris Insight Short/Intermediate Bond Fund, Harris Insight Convertible Fund, Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight Index Fund, Harris Insight International Fund, Harris Insight Balanced Fund, Harris Insight Convertible Securities Fund, Harris Insight Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Tax-Exempt Intermediate Bond Fund, Harris Insight Tax-Exempt Bond Fund, Harris Insight Small-Cap Value Fund and Harris Insight Emerging Markets Fund (each, a "Fund" and collectively, the "Funds"), each of which is a portfolio of the Company subject to the following terms and conditions:

         SECTION 1.        COMPENSATION.

         Any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements in substantially the form attached hereto or in any other form duly approved by the Board Members of the Company ("Servicing Agreements") with financial institutions such as banks, securities dealers or other industry professionals, such as investment advisers, accountants, and estate planning firms ("Service Organizations") of each Fund's Class A Shares. Such Servicing Agreements shall require the Service Organizations to provide services on behalf of the applicable Fund as set forth therein to their customers who beneficially own Class A Shares in consideration of fees, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at an annual rate of 0.25% of the average daily net asset value of Class A Shares held by a Service Organization on behalf of its customers. Such Servicing Agreements shall also require a
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Service Organization to agree that it would waive such portion of any payments made to it pursuant to the relevant Servicing Agreement to the extent necessary to assure that payments, if any, required to be accrued by any class of Fund shares on any day do not exceed the income to be accrued to such class on that day. All expenses incurred by the Company in connection with a Servicing Agreement and the implementation of this Service Plan with respect to a particular class of shares of a Fund shall be borne entirely by the holders of that class of shares of that Fund.



         SECTION 2. PAYMENTS BY THE FUNDS' DISTRIBUTOR, INVESTMENT ADVISER AND/OR PORTFOLIO MANAGEMENT AGENT.

         Pursuant to the Service Plan, the Funds' distributor, investment adviser and/or portfolio management agent may provide payments to Service Organizations for providing the various services described in Servicing Agreements. Payments made by the Funds' distributor, investment adviser and/or portfolio management agent, respectively, shall be made from their own resources.

         SECTION 3.        APPROVAL BY SHAREHOLDERS.

         The Service Plan will not take effect with respect to a Fund, and no fee will be payable in accordance with Section 1 of the Service Plan, until the Service Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Fund.

         SECTION 4.        APPROVAL BY BOARD MEMBERS.

         Neither the Service Plan nor any related agreements will take effect with respect to a Fund until approved by a majority vote of both (a) the full Board Members of the Company and (b) those Board Members who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Service Plan or in any agreements related to it (the "Independent Board Members"), cast in person at a meeting called for the purpose of voting on the Service Plan and the related agreements.

         SECTION 5.        CONTINUANCE OF THE SERVICE PLAN.

         The Service Plan will continue in effect from year to year with respect to a Fund, so long as its continuance is specifically approved annually by vote of the Company's Board Members in the manner described in Section 4 above.

         SECTION 6.        TERMINATION.

         The Service Plan may be terminated with respect to a Fund at any time, without penalty, by vote of a majority of the Independent Board Members or by a vote of a majority of the outstanding voting securities of the Fund.
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         SECTION 7.        AMENDMENTS.

         The Service Plan may not be amended with respect to a Fund to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and all material amendments to the Service Plan must also be approved by the Company's Board Members in the manner described in
Section 4 above.

         SECTION 8.        SELECTION OF CERTAIN BOARD MEMBERS.

         While the Service Plan is in effect, the selection and nomination of the Company's Board Members who are not interested persons of the Company will be committed to the discretion of the Board Members then in office who are not interested persons of the Company.

         SECTION 9.        WRITTEN REPORTS.

         In each year during which the Service Plan remains in effect with respect to a Fund, the Company's administrator or co-administrator will prepare and furnish to the Company's Board Members, and the Board will review, at least quarterly, written reports that set out the amounts expended under the Service Plan relating to the Fund and the purposes for which those expenditures were made.

         SECTION 10.       PRESERVATION OF MATERIALS.

         The Company will preserve copies of the Service Plan, any agreement relating to the Service Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Service Plan, agreement or report.

         SECTION 11.       MEANINGS OF CERTAIN TERMS.

         As used in the Service Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.
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Dated:  November 18, 1997